Exhibit 99.1

Investor Inquiries:	Media Inquiries:
John Huyette	Heather Beardsley
+1 610-208-2061	+1 610-208-2278
jhuyette@cartech.com	hbeardsley@cartech.com

CARPENTER TECHNOLOGY REPORTS SECOND QUARTER

FISCAL YEAR 2025 RESULTS

Delivered Record Second Quarter Operating Income

Expanded Operating Margins in Specialty Alloys Operations Segment

Generated Positive Adjusted Free Cash Flow

Repurchased Shares Against Authorized Share Repurchase Program

Increased FY25 Outlook

Investor Event Scheduled

PHILADELPHIA – January 30, 2025 – Carpenter Technology Corporation (NYSE: CRS) (the “Company”) today announced financial results for the fiscal second quarter ended December 31, 2024. For the quarter, the Company reported operating income of $118.9 million, and earnings per diluted share of $1.66.

Second Quarter Fiscal Year 2025 Highlights

•	Delivered $118.9 million of operating income, up 70 percent year-over-year and a record second quarter result

•	Realized earnings per diluted share of $1.66

•	Delivered adjusted operating margin of 28.3 percent in the Specialty Alloys Operations (“SAO”) segment, up from 20.0 percent in the second quarter of the previous year

•	Achieved $135.6 million of operating income in the SAO segment, up 63 percent year-over-year

•	Generated $67.9 million of cash from operating activities, or $38.6 million of adjusted free cash flow

•	Executed $8.2 million in share repurchases against $400.0 million repurchase authorization

Fiscal Year 2025 Outlook

•	Increasing operating income expectations to the range of $500 million to $520 million, up from the high end of the range of $460 million to $500 million

•	Projecting $250 million to $300 million in adjusted free cash flow, which represents approximately 85 percent conversion rate

•	Anticipating between $126 million and $134 million in operating income for the third quarter of fiscal year 2025

•

Well-positioned for continued growth beyond fiscal year 2025 with strong market demand outlook for our broad portfolio of specialized solutions, and a focus on increasing productivity, optimizing product mix and pricing actions

Investor Update Event

•	Will host virtual Investor Update Event on Tuesday, February 18, 2025, at 10:00 am ET

•	Provide general business update, including:

•	View of demand trends across end-use markets

•	Status and review of commercial and operations initiatives

•	Financial outlook beyond fiscal year 2025

“In the second quarter of fiscal year 2025 we delivered $118.9 million of operating income, a record second fiscal quarter and our second most profitable quarter on record,” said Tony R. Thene, President and CEO of Carpenter Technology. “Our ability to deliver these financial results while navigating the current Aerospace supply chain environment speaks to our strong market position and intense focus on execution.”

“We continue to drive earnings momentum through improved productivity, product mix optimization and pricing actions. Notably, the SAO segment realized $135.6 million in operating income with an adjusted operating margin of 28.3 percent, up from 20.0 percent in the second quarter a year ago. This marks the twelfth quarter in a row with increasing adjusted operating margins in SAO.”

“With the strong quarterly earnings, we generated $67.9 million in cash from operations and $38.6 million of adjusted free cash flow. We also repurchased shares and funded a long-standing dividend, returning cash to shareholders as a part of our balanced approach to capital allocation.”

“Our outlook continues to strengthen. We anticipate earnings to continue to grow through fiscal year 2025, with total operating income in the range of $500 million to $520 million for the fiscal year. In addition, we expect to generate $250 million to $300 million in adjusted free cash flow.”

“Over the course of the last 9 months, we have pulled what was a four-year target in by two years into fiscal year 2025; and now we have increased our overall goal for fiscal year 2025. As we look ahead, we anticipate growth well beyond our fiscal year 2025 with strong demand for our highly specialized portfolio of products and our unique capacity and capabilities. We will provide a general update on the business, including demand across end-use markets and our operations, and detail our financial outlook beyond our fiscal year 2025 at an upcoming virtual investor update event, scheduled for February 18, 2025, at 10:00 am.”

“Carpenter Technology continues to exceed performance and outlook expectations. With continued growth, a strong balance sheet and meaningful adjusted free cash flow, we are well positioned to drive long-term value to shareholders. We will continue to take a balanced approach to capital allocation: sustaining our current asset base to achieve our targets, investing in incremental growth initiatives, and returning cash to shareholders.”

Financial Highlights

($ in millions, except per share amounts)	Q2 FY2025	Q1 FY2025	Q2 FY2024
Net sales	$676.9	$717.6	$624.2
Net sales excluding surcharge (a)	$548.0	$577.4	$485.3
Operating income	$118.9	$113.6	$69.8
Adjusted operating income excluding special item (a)	$118.9	$117.2	$69.8
Net income	$84.1	$84.8	$42.7
Earnings per diluted share	$1.66	$1.67	$0.85
Adjusted earnings per diluted share (a)	$1.66	$1.73	$0.85
Net cash provided from operating activities	$67.9	$40.2	$14.6
Adjusted free cash flow (a)	$38.6	$13.3	$(10.7)

(a)	Non-GAAP financial measures explained in the attached tables

Net sales for the second quarter of fiscal year 2025 were $676.9 million, compared with $624.2 million in the second quarter of fiscal year 2024, an increase of $52.7 million (or 8 percent), on a 6 percent decrease in shipment volume. Net sales excluding surcharge were $548.0 million for the current quarter, an increase of $62.7 million (or 13 percent) from the same period a year ago.

Operating income was $118.9 million compared to operating income of $69.8 million in the prior year period. Earnings per diluted share in the second quarter of fiscal year 2025 was $1.66 compared to $0.85 per diluted share in the prior year second quarter. These results primarily reflect an ongoing improvement in product mix with a shift in capacity to more complex, higher value materials as well as expanding operating efficiencies compared to the prior year period.

Cash provided from operating activities in the second quarter of fiscal year 2025 was $67.9 million compared to $14.6 million in the same quarter last year. Adjusted free cash flow in the second quarter of fiscal year 2025 was $38.6 million, compared to negative $10.7 million in the same quarter last year. The improvements in operating cash flow and adjusted free cash flow in the second quarter of fiscal year 2025 reflect improved earnings partially offset by higher pension contributions and capital expenditures compared to the prior year period. Capital expenditures in the second quarter of fiscal year 2025 were $29.3 million, compared to $25.3 million in the same quarter last year. Under the Company’s authorized share repurchase program of up to $400.0 million, the Company purchased 45,000 shares of its common stock on the open market for an aggregate of $8.2 million during the quarter ended December 31, 2024. As of December 31, 2024, $359.7 million remains available for future purchases.

Total liquidity, including cash and available revolver balance, was $511.0 million at the end of the second quarter of fiscal year 2025. This consisted of $162.1 million of cash and $348.9 million of available borrowings under the Company’s credit facility.

Conference Call and Webcast Presentation

Carpenter Technology will host a conference call and webcast presentation today, January 30, 2025, at 10:00 a.m. ET, to discuss the financial results of operations for the second quarter of fiscal year 2025. Please dial +1 412-317-9259 for access to the live conference call. Access to the live webcast will be available at Carpenter Technology’s website (https://www.carpentertechnology.com), and a replay will soon be made available at https://www.carpentertechnology.com. Presentation materials used during this conference call will be available for viewing and download at https://www.carpentertechnology.com.

Investor Update Event

Carpenter Technology will host a conference call and webcast presentation on February 18, 2025, at 10:00 a.m. ET, to provide a business update including market demand trends, manufacturing operations initiatives and long-term financial outlook. Access to the live webcast will be available at Carpenter Technology’s website (https://www.carpentertechnology.com), and a replay will be made available shortly after the event at https://www.carpentertechnology.com. Presentation materials used during the event will be available for viewing and download at https://www.carpentertechnology.com.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). A reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in the attached schedules.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy materials and process solutions for critical applications in the aerospace and defense, medical, and other markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys including nickel, cobalt, and titanium and material process capabilities that solve our customers’ current and future material challenges. More information about Carpenter Technology can be found at https://www.carpentertechnology.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter Technology’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the fiscal year ended June 30, 2024, Form 10-Q for the fiscal quarter ended September 30, 2024, and the exhibits attached to those filings. They include but are not limited to: (1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, medical, energy, transportation, industrial and consumer, or other influences on Carpenter Technology’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; (2) the ability of Carpenter Technology to achieve cash generation, growth, earnings, profitability, operating income, cost savings and reductions, qualifications, productivity improvements or process changes; (3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (4) domestic and foreign excess manufacturing capacity for certain metals; (5) fluctuations in currency exchange and interest rates; (6) the effect of government trade actions, including tariffs; (7) the valuation of the assets and liabilities in Carpenter Technology’s pension trusts and the accounting for pension plans; (8) possible labor disputes or work stoppages; (9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (10) the ability to successfully acquire and integrate acquisitions; (11) the availability of credit facilities to Carpenter Technology, its customers or other members of the supply chain; (12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (13) Carpenter Technology’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania and Athens, Alabama for which there may be limited alternatives if there are significant equipment failures or a catastrophic event; (14) the ability to hire and retain a qualified workforce and key personnel, including members of the executive management team, management, metallurgists and other skilled personnel; (15) fluctuations in oil and gas prices and production; (16) the impact of potential cyber attacks and information technology or data security breaches; (17) the ability of suppliers to meet obligations due to supply chain disruptions or otherwise; (18) the ability to meet increased demand, production targets or commitments; (19) the ability to manage the impacts of natural disasters, climate change, pandemics and outbreaks of contagious diseases and other adverse public health developments; (20) geopolitical, economic, and regulatory risks relating to our global business, including geopolitical and diplomatic tensions, instabilities and conflicts, such as the war in Ukraine and the war between Israel and HAMAS, and Houthi attacks on commercial shipping vessels and other naval vessels as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (21) challenges affecting the commercial aviation industry or key participants including, but not limited to production and other challenges at The Boeing Company; and (22) the consequences of the announcement, maintenance or use of Carpenter Technology’s share repurchase program. Any of these factors could have an adverse and/or fluctuating effect on Carpenter Technology’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this press release or as of the dates otherwise indicated in such forward-looking statements. Carpenter Technology undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
NET SALES	$676.9	$624.2	$1,394.5	$1,276.1
Cost of sales	499.4	501.6	1,040.7	1,029.4

Gross profit	177.5	122.6	353.8	246.7
Selling, general and administrative expenses	58.6	52.8	117.7	107.9
Restructuring and asset impairment charges	—	—	3.6	—

Operating income	118.9	69.8	232.5	138.8
Interest expense, net	12.2	13.0	24.6	25.7
Other expense, net	1.6	1.6	1.6	5.5

Income before income taxes	105.1	55.2	206.3	107.6
Income tax expense	21.0	12.5	37.4	21.0

NET INCOME	$84.1	$42.7	$168.9	$86.6

EARNINGS PER COMMON SHARE:
Basic	$1.68	$0.86	$3.37	$1.75

Diluted	$1.66	$0.85	$3.33	$1.73

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	50.2	49.7	50.2	49.4

Diluted	50.7	50.2	50.7	50.0

Cash dividends per common share	$0.20	$0.20	$0.40	$0.40

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Six Months Ended December 31,
	2024	2023
OPERATING ACTIVITIES
Net income	$168.9	$86.6
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	68.1	66.7
Noncash restructuring and asset impairment charges	2.5	—
Deferred income taxes	(8.4)	(1.0)
Net pension expense	12.4	11.8
Share-based compensation expense	9.8	8.5
Net loss on disposals of property, plant and equipment	0.5	1.2
Changes in working capital and other:
Accounts receivable	(6.1)	23.9
Inventories	(80.7)	(157.5)
Other current assets	(6.8)	(25.4)
Accounts payable	3.6	37.8
Accrued liabilities	(36.9)	(26.8)
Pension plan contributions	(15.1)	(4.8)
Other postretirement plan contributions	(1.8)	(0.7)
Other, net	(1.9)	1.6

Net cash provided from operating activities	108.1	21.9

INVESTING ACTIVITIES
Purchases of property, plant, equipment and software	(56.2)	(47.3)

Net cash used for investing activities	(56.2)	(47.3)

FINANCING ACTIVITIES
Short-term credit agreement borrowings, net change	—	13.9
Credit agreement borrowings	—	46.5
Credit agreement repayments	—	(46.5)
Dividends paid	(20.2)	(19.8)
Purchases of treasury stock	(40.3)	—
Proceeds from stock options exercised	3.9	19.4
Withholding tax payments on share-based compensation awards	(32.0)	(18.0)

Net cash used for financing activities	(88.6)	(4.5)

Effect of exchange rate changes on cash and cash equivalents	(0.3)	1.1

DECREASE IN CASH AND CASH EQUIVALENTS	(37.0)	(28.8)
Cash and cash equivalents at beginning of year	199.1	44.5

Cash and cash equivalents at end of period	$162.1	$15.7

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	December 31, 2024	June 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$162.1	$199.1
Accounts receivable, net	565.4	562.6
Inventories	812.0	735.4
Other current assets	100.8	94.1

Total current assets	1,640.3	1,591.2
Property, plant, equipment and software, net	1,325.2	1,335.2
Goodwill	227.3	227.3
Other intangibles, net	12.4	15.2
Deferred income taxes	7.6	7.5
Other assets	113.9	115.3

Total assets	$3,326.7	$3,291.7

LIABILITIES
Current liabilities:
Accounts payable	$266.9	$263.9
Accrued liabilities	165.2	202.4

Total current liabilities	432.1	466.3

Long-term debt	694.8	694.2
Accrued pension liabilities	198.9	207.6
Accrued postretirement benefits	22.1	21.1
Deferred income taxes	166.7	174.1
Other liabilities	95.2	99.6

Total liabilities	1,609.8	1,662.9

STOCKHOLDERS’ EQUITY
Common stock	285.6	284.9
Capital in excess of par value	338.0	352.6
Reinvested earnings	1,523.2	1,374.5
Common stock in treasury, at cost	(333.7)	(289.3)
Accumulated other comprehensive loss	(96.2)	(93.9)

Total stockholders’ equity	1,716.9	1,628.8

Total liabilities and stockholders’ equity	$3,326.7	$3,291.7

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Pounds sold (‘000):
Specialty Alloys Operations	44,714	50,114	94,814	100,104
Performance Engineered Products	2,208	2,318	4,840	4,620
Intersegment	(752)	(3,350)	(1,916)	(5,414)

Consolidated pounds sold	46,170	49,082	97,738	99,310

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$479.6	$416.2	$990.5	$833.4
Surcharge	121.9	133.2	256.1	286.0

Specialty Alloys Operations net sales	601.5	549.4	1,246.6	1,119.4
Performance Engineered Products
Net sales excluding surcharge	86.2	87.9	178.5	181.0
Surcharge	8.8	7.8	17.3	16.4

Performance Engineered Products net sales	95.0	95.7	195.8	197.4
Intersegment
Net sales excluding surcharge	(17.8)	(18.8)	(43.6)	(36.3)
Surcharge	(1.8)	(2.1)	(4.3)	(4.4)

Intersegment net sales	(19.6)	(20.9)	(47.9)	(40.7)

Consolidated net sales	$676.9	$624.2	$1,394.5	$1,276.1

Operating income (loss):
Specialty Alloys Operations	$135.6	$83.3	$270.2	$164.1
Performance Engineered Products	7.0	7.1	14.3	16.2
Corporate	(23.6)	(20.7)	(51.6)	(42.0)
Intersegment	(0.1)	0.1	(0.4)	0.5

Consolidated operating income	$118.9	$69.8	$232.5	$138.8

The Company has two reportable segments, Specialty Alloys Operations (“SAO”) and Performance Engineered Products (“PEP”).

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations. This includes operations performed at mills primarily in Reading and Latrobe, Pennsylvania and surrounding areas as well as South Carolina and Alabama.

The PEP segment is comprised of the Company’s differentiated operations. This segment includes the Dynamet titanium business, the Carpenter Additive business and the Latrobe and Mexico distribution businesses. The businesses in the PEP segment are managed with an entrepreneurial structure to promote flexibility and agility to quickly respond to market dynamics. It is our belief this model will ultimately drive overall revenue and profit growth. The pounds sold data above for the PEP segment includes only the Dynamet and Additive businesses.

Corporate costs are comprised of executive and director compensation, and other corporate facilities and administrative expenses not allocated to the segments. Also included are items that management considers not representative of ongoing operations and other specifically-identified income or expense items.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense is included in other expense, net, and is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, amortization of actuarial gains and losses and prior service costs.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

(Unaudited)

ADJUSTED OPERATING MARGIN EXCLUDING SURCHARGE REVENUE AND SPECIAL ITEM	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Net sales	$676.9	$624.2	$1,394.5	$1,276.1
Less: surcharge revenue	128.9	138.9	269.1	298.0

Net sales excluding surcharge revenue	$548.0	$485.3	$1,125.4	$978.1

Operating income	$118.9	$69.8	$232.5	$138.8
Special item:
Restructuring and asset impairment charges	—	—	3.6	—

Adjusted operating income	$118.9	$69.8	$236.1	$138.8

Operating margin	17.6%	11.2%	16.7%	10.9%

Adjusted operating margin excluding surcharge revenue and special item	21.7%	14.4%	21.0%	14.2%

ADJUSTED SEGMENT OPERATING MARGIN EXCLUDING SURCHARGE REVENUE	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Specialty Alloys Operations
Net sales	$601.5	$549.4	$1,246.6	$1,119.4
Less: surcharge revenue	121.9	133.2	256.1	286.0

Net sales excluding surcharge revenue	$479.6	$416.2	$990.5	$833.4

Operating income	$135.6	$83.3	$270.2	$164.1

Operating margin	22.5%	15.2%	21.7%	14.7%

Adjusted operating margin excluding surcharge revenue	28.3%	20.0%	27.3%	19.7%

ADJUSTED SEGMENT OPERATING MARGIN EXCLUDING SURCHARGE REVENUE	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Performance Engineered Products
Net sales	$95.0	$95.7	$195.8	$197.4
Less: surcharge revenue	8.8	7.8	17.3	16.4

Net sales excluding surcharge revenue	$86.2	$87.9	$178.5	$181.0

Operating income	$7.0	$7.1	$14.3	$16.2

Operating margin	7.4%	7.4%	7.3%	8.2%

Adjusted operating margin excluding surcharge revenue	8.1%	8.1%	8.0%	9.0%

Management believes that removing the impact of raw material surcharge from operating margin provides a more consistent basis for comparing results of operations from period to period, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. In addition, management believes that excluding the impact of special items from operating margin is helpful in analyzing the operating performance of the Company, as these items are not indicative of ongoing operating performance. Management uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s board of directors and others.

ADJUSTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEM	Earnings Before Income Taxes	Income Tax Expense	Net Income	Earnings Per Diluted Share*
Three Months Ended December 31, 2024, as reported	$105.1	$(21.0)	$84.1	$1.66
Special item:
None reported	—	—	—	—

Three Months Ended December 31, 2024, as adjusted	$105.1	$(21.0)	$84.1	$1.66

*	Impact per diluted share calculated using weighted average common shares outstanding of 50.7 million for the three months ended December 31, 2024.

ADJUSTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEM	Earnings Before Income Taxes	Income Tax Expense	Net Income	Earnings Per Diluted Share*
Three Months Ended December 31, 2023, as reported	$55.2	$(12.5)	$42.7	$0.85
Special item:
None reported	—	—	—	—

Three Months Ended December 31, 2023, as adjusted	$55.2	$(12.5)	$42.7	$0.85

*	Impact per diluted share calculated using weighted average common shares outstanding of 50.2 million for the three months ended December 31, 2023.

ADJUSTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEM	Earnings Before Income Taxes	Income Tax Expense	Net Income	Earnings Per Diluted Share*
Six Months Ended December 31, 2024, as reported	$206.3	$(37.4)	$168.9	$3.33
Special item:
Restructuring and asset impairment charges	3.6	(0.9)	2.7	0.06

Six Months Ended December 31, 2024, as adjusted	$209.9	$(38.3)	$171.6	$3.39

*	Impact per diluted share calculated using weighted average common shares outstanding of 50.7 million for the six months ended December 31, 2024.

ADJUSTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS	Earnings Before Income Taxes	Income Tax Expense	Net Income	Earnings Per Diluted Share*
Six Months Ended December 31, 2023, as reported	$107.6	$(21.0)	$86.6	$1.73
Special item:
None reported	—	—	—	—

Six Months Ended December 31, 2023, as adjusted	$107.6	$(21.0)	$86.6	$1.73

*	Impact per diluted share calculated using weighted average common shares outstanding of 50.0 million for the six months ended December 31, 2023.

Management believes that earnings per share adjusted to exclude the impact of the special items is helpful in analyzing the operating performance of the Company, as these items are not indicative of ongoing operating performance. Management uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s board of directors and others.

	Three Months Ended December 31,		Six Months Ended December 31,
ADJUSTED FREE CASH FLOW	2024	2023	2024	2023
Net cash provided from operating activities	$67.9	$14.6	$108.1	$21.9
Purchases of property, plant, equipment and software	(29.3)	(25.3)	(56.2)	(47.3)

Adjusted free cash flow	$38.6	$(10.7)	$51.9	$(25.4)

Management believes that the presentation of adjusted free cash flow provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses. It is management’s current intention to use excess cash to fund investments in capital equipment, acquisition opportunities and consistent dividend payments. Additionally, we will discretionarily use excess cash to fund share repurchases of our outstanding common stock. Adjusted free cash flow is not a U.S. GAAP financial measure and should not be considered in isolation of, or as a substitute for, cash flows calculated in accordance with U.S. GAAP.

PRELIMINARY

SUPPLEMENTAL SCHEDULE

(in millions)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
NET SALES BY END-USE MARKET	2024	2023	2024	2023
End-Use Market Excluding Surcharge Revenue:
Aerospace and Defense	$333.8	$246.7	$683.7	$507.8
Medical	73.4	73.0	146.8	139.5
Energy	32.2	36.8	71.6	66.0
Transportation	21.4	26.8	42.5	56.0
Industrial and Consumer	67.4	80.2	139.8	159.6
Distribution	19.8	21.8	41.0	49.2

Total net sales excluding surcharge revenue	548.0	485.3	1,125.4	978.1
Surcharge revenue	128.9	138.9	269.1	298.0

Total net sales	$676.9	$624.2	$1,394.5	$1,276.1